Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.3.0029520-8

PUBLICLY-HELD COMPANY

EXCERPT FROM THE MINUTES OF THE 175TH BOARD OF DIRECTORS’ MEETING HELD ON NOVEMBER 3, 2017.

In my capacity as Secretary of the Meeting of the Board of Directors, I hereby, CERTIFY that item 3, “Review the relationship between the Executive Board and the Board of Directors under the Judicial Reorganization and resolve on any improvements in the governance structure for negotiating the Company’s agreements with Creditors,” of the Minutes of the 175th Board of Directors’ Meeting of Oi S.A. – In Judicial Reorganization held on November 3, 2017, at 9:30 a.m., at Praia de Botafogo, 300, 11th floor, room 1101, Botafogo District, Rio de Janeiro, RJ, reads as follows:

“Finally, regarding item (3) of the Agenda, Board Member Luís Palha shared his perception regarding the need to improve the interaction between the Board of Directors and the Executive Board. Following discussions, the Board of Directors approved, by majority, a change in the Company’s Statutory Executive Board, with the election of Board Members Hélio Calixto da Costa, Brazilian, married, journalist, holder of identity card No. 2.973.351 issued by the State Security Office of the State of Minas Gerais, or SSP/MG and enrolled with the Federal Tax authority (CPF/MF) under No. 047.629.916-00, resident in the City of Belo Horizonte, Minas Gerais State, at Rua José Ferreira Cascão, 28, apt. 2700, Belvedere and João do Passo Vicente Ribeiro, Portuguese, married, economist, holder of Portuguese passport No. M738468, resident in the City of Lisbon, Portugal, at Rua Maria Ulrich, 4, block 4, apt. 4A, postal code 1070-169, to occupy the positions of Executive Officers without specific designation, for the remainder of the mandate, pursuant to the terms set forth under the Board Meeting held on May 10, 2016. The hereby elected Executive Officers shall accumulate their new positions with those currently held in the Board of Directors. Board Member Luís Palha informed the Meeting that the People, Appointments and Remuneration Committee (Comitê de Gente, Nomeações e Remuneração) recommended the approval of this proposal. The abstentions of Board Members Hélio Calixto da Costa and João do Passo Vicente Ribeiro were recorded in the minutes, as well as the votes against of Board Members José Mauro M. Carneiro da Cunha, Marcos Duarte Santos and Ricardo Reisen de Pinho, with the latter two having noted and questioned (a) the untimeliness and form in which the matter was included in the Agenda without proper compliance with the by-laws; (b) the untimeliness and form in which the People, Appointments and Remuneration  Committee, the body responsible for this type of review and recommendation to the Board, reviewed the matter, without identifying and registering the initial proposal; (c) the convenience of such appointment and election being made at this point in time; and (d) the fact that the appointed Executive Officers were allowed to keep their positions as Board Members, thus establishing a paradox in the Company’s governance, whereby those same officers would be hierarchically subject to the Chief Executive Officer, but at the same time hierarchically superior to the Chief Executive Officer in their capacity as Board Members. Hélio Calixto da Costa and João do Passo Vicente Ribeiro declared that they have not committed any crimes provided for under the Law which may prevent them to exercise the positions for which they were appointed, and made the declaration provided for under Paragraph 4 of Article 147 of Law 6,404/76.”

Attending all members of the Board of Directors and signed: José Mauro M. Carneiro da Cunha (Chairman of the Meeting), Luís Palha da Silva, André Cardoso de M. Navarro, Hélio Calixto da Costa, João do Passo Vicente Ribeiro, Thomas C. Reichenheim, João Manuel Pisco de Castro, Ricardo Reisen de Pinho, Marcos Duarte Santos, Demian Fiocca and José Manuel Melo da Silva (Alternate).

Rio de Janeiro, November 3, 2017.

Luciene Sherique Antaki

Secretary